NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders (the "Meeting") of Sterling Financial Corporation ("Sterling") will be held in the Conference Theater of the Agricultural Trade Center (located in the Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington, on Tuesday, April 22, 1997, at 10:00 a.m., local time, for the following purposes:

     1.  To elect three Directors of Sterling for terms ending in the year
         2000;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent public accountants for Sterling for 1997; and

     3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     All of these proposals are more fully described in the Proxy Statement which follows. Only holders of shares of Sterling's Common Stock of record at the close of business on February 28, 1997 are entitled to vote at the Meeting. As of February 28, 1997, there were 5,543,007 shares of Common Stock outstanding.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. EVEN IF YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE.


     By Order of the Board of Directors,


     /s/NED M. BARNES
     ----------------
     Ned M. Barnes
     Secretary

     Spokane, Washington
     March 21, 1997

     PROXY STATEMENT
     Annual Meeting of Shareholders
     To be held April 22, 1997

     GENERAL
     -------
     In November 1996, the Board of Directors voted to change the fiscal year-end of Sterling Financial Corporation from June 30 to December 31. Accordingly, Annual Meetings of Shareholders will be held in April.

     This Proxy Statement is being furnished to Shareholders in connection with the solicitation by the Board of Directors of Proxies to be used at the Annual Meeting of Shareholders to be held on April 22, 1997 (and any adjournments thereof). This Proxy Statement and the accompanying form of proxy (the "Proxy"), the Notice of Annual Meeting of Shareholders (the "Notice") and the Annual Report to Shareholders for the six-month transition period ended December 31, 1996 (the "transition period"), are being mailed to Shareholders on or about March 21, 1997. Unless the context clearly suggests otherwise, references in this Proxy Statement to Sterling include its subsidiaries.

     HOLDERS OF COMMON STOCK OF STERLING ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

     TIME AND PLACE OF MEETING
     -------------------------
     The Meeting will be held on Tuesday, April 22, 1997 at 10:00 a.m. in the Conference Theater of the Agricultural Trade Center (located in the Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington.

     RECORD DATE
     -----------
     The Board of Directors of Sterling has fixed February 28, 1997 as the record date (the "Record Date") for the determination of Shareholders of Sterling who are entitled to receive notice of and to vote at the Meeting.

     VOTING AND REVOCABILITY OF PROXIES
     ----------------------------------
     Proxies properly signed and returned in time for the Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Persons named in the Proxy to represent Shareholders at the Meeting are Harold B. Gilkey and William W. Zuppe. If a Proxy is signed and returned without indicating any voting instructions, the Proxy will be voted "FOR" the proposals listed in the Notice. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the commencement of the Meeting by the filing of a written notice of revocation or of a duly executed Proxy bearing a later date with the Secretary of Sterling. All such notices of revocation or Proxies should be addressed to the Secretary of Sterling in care of Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201, not less than four business days prior to the Meeting. After this time, all such notices of revocation or Proxies should be personally delivered to the Secretary or the Assistant Secretary of Sterling in the meeting room prior to the commencement of the Meeting on the day of the Meeting. Attendance or voting at the Meeting will not, in and of itself, constitute revocation of a Proxy.

     VOTING SHARES AND REQUIREMENTS
     ------------------------------
     As of the Record Date, there were 5,543,007 shares of Common Stock of Sterling, par value $1.00 per share (the "Common Stock") outstanding. Each share of Sterling's Common Stock outstanding on the Record Date is entitled to one vote on each matter properly submitted at the Meeting. Shares of Common Stock can be voted only if the owner of record is present to vote or is represented by Proxy at the Meeting. The holders of a majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by Proxy, shall constitute a quorum. The nominees for election as Directors receiving the largest number of votes cast at the Meeting will be elected Directors. The proposal to ratify the appointment of independent public accountants requires the affirmative vote of more shares favoring the action than opposing the action.

     SOLICITATION OF PROXIES
     -----------------------
     The cost of the solicitation of Proxies will be borne by Sterling. Sterling will, upon request, reimburse persons holding stock for others for their reasonable expenses in sending proxy materials to their principals and obtaining their Proxies. In addition to solicitation by mail, Proxies may be solicited in person, or by telephone, telefax or other types of communications, by Directors, Officers, and Employees of Sterling or others, without additional compensation.

     RECOMMENDATION OF THE BOARD OF DIRECTORS
     ----------------------------------------
     The Board of Directors of Sterling believes the proposals described herein are in the best interests of Sterling and its Shareholders and, accordingly, recommends that the Shareholders vote "FOR" each of the proposals listed in the Notice.


                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight Directors who are divided into three classes. The members of each class serve three-year terms, with one class elected annually. The Board of Directors has nominated the three individuals listed below for election as Directors to serve terms of three years ending at the Annual Meeting of Shareholders of Sterling in the year 2000 or when their respective successors have been duly elected and qualified. The nominees are:

                                William W. Zuppe
                                Rodney W. Barnett
                                David O. Wallace

     Sterling has no reason to believe that any of the nominees will be unable to serve; however, should any nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified in the Proxy, it is intended that the Proxies will be voted in favor of the three persons who have been nominated by the Board of Directors.

              The Board of Directors recommends that Shareholders
                             vote "FOR" the nominees


              BOARD OF DIRECTORS OF STERLING FINANCIAL CORPORATION

     Harold B. Gilkey:
     -----------------
     Mr. Gilkey, 57, has served as Chairman of the Board and Chief Executive Officer of Sterling since its inception and as Chairman of the Board and Chief Executive Officer of Sterling Savings Association ("Sterling Savings") since 1981. Mr. Gilkey co-founded Sterling Savings in 1981. Additionally, he is Chairman of the Board of INTERVEST-Mortgage Investment Company ("INTERVEST"), Action Mortgage Company ("Action Mortgage") and Harbor Financial Services, Inc. ("Harbor Financial"), subsidiaries of Sterling Savings. Mr. Gilkey brought to Sterling Savings over 19 years of commercial and mortgage banking experience. He served as President of Bancshares Mortgage Company of Spokane, Washington, an institution servicing $500 million in mortgage loans and Senior Vice President of Old National Bank of Spokane, Washington, a $1.6 billion commercial bank. Prior to this, Mr. Gilkey was employed by Bank of America for twelve years, holding various management positions with responsibilities for equipment finance and leasing, personnel and training, and branch operations. Mr. Gilkey is a past Director of the Washington Savings League and a member of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the FDIC. Mr. Gilkey received his degree in Business Administration from the University of Montana in 1962 and his Master of Business Administration degree from the University of Southern California in 1970. His term expires in 1999.

     William W. Zuppe:
     -----------------
     Mr. Zuppe, 55, has served as Director, President and Chief Operating Officer of Sterling since its inception and as Director, President and Chief Operating Officer of Sterling Savings since 1981. Mr. Zuppe co-founded Sterling Savings in 1981. Mr. Zuppe is also Vice President and serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. Mr. Zuppe brought to Sterling Savings 18 years of mortgage lending experience as Vice President of Bancshares Mortgage Company and Manager of Loan Administration of Sherwood & Roberts, Inc. of Walla Walla, Washington, a mortgage-banking company which serviced in excess of $500 million in mortgage loans. Mr. Zuppe is a member of the Washington Savings League Board of Directors and its Legislative/Regulatory Committee. If elected, his term will expire in the year 2000.

     Ned M. Barnes:
     --------------
     Mr. Barnes, 60, has served as Secretary and a Director of Sterling since its inception and as Secretary of Sterling Savings since 1981 and a Director since 1983. Mr. Barnes is also Secretary and serves as a Director of INTERVEST and Action Mortgage and serves as a Director of Harbor Financial. Mr. Barnes is a Principal in the law firm of Witherspoon, Kelley, Davenport & Toole, P.S. of Spokane, Washington, which he joined in 1965. Mr. Barnes' law practice emphasizes the areas of real estate and corporate law. Mr. Barnes graduated from the University of Minnesota in 1958, earning a degree in Business Administration. He received his Juris Doctorate degree from the University of Washington in 1961. His term expires in 1998.

     Rodney W. Barnett:
     ------------------
     Mr. Barnett, 53, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is a Principal and General Manager of Carr Sales Company, an electrical supply firm in Spokane, Washington. Mr. Barnett is also a past Director of the National Association of Electrical Distributors and is a past Chairman of the Inland Empire Chapter of that Association. If elected, his term will expire in the year 2000.

     James P. Fugate:
     ----------------
     Mr. Fugate, 63, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1989. He is the Superintendent of Auburn School District No. 408 and a member of the Auburn Economic Development Council. Mr. Fugate is a former Director of Central Evergreen Savings & Loan Association. His term expires in 1998.

     Robert D. Larrabee:
     -------------------
     Mr. Larrabee, 61, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. Mr. Larrabee is the former owner of Merchant Funeral Home in Clarkston, Washington. He is also a former Director of Laurentian Capital Corporation, a former Director of Lewis and Clark Savings & Loan Association and a past President of the Board of Regents of the University of Washington. His term expires in 1998.

     Robert E. Meyers:
     -----------------
     Dr. Meyers, 71, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. He is a retired dentist from Clarkston, Washington. Dr. Meyers is a former Director of Lewis and Clark Savings & Loan Association. His term expires in 1999.

     David O. Wallace:
     -----------------
     Mr. Wallace, 59, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is the owner of Startup Business Planning. Mr. Wallace is a Past Chairman of the Citizens Advisory Council for School District No. 81 in Spokane, Washington. If elected, his term will expire in the year 2000.

     COMPENSATION OF DIRECTORS
     -------------------------
     Directors of Sterling are not paid an annual fee but receive a fee, which is currently $500, for every meeting attended. Each of the Directors of Sterling also serves as a Director of Sterling Savings for the same term. Directors of Sterling Savings are paid an annual fee of $2,000 plus a fee, which is currently $500, for every meeting attended. Additionally, Directors who also serve as Directors of the subsidiaries of Sterling Savings receive a fee, which is currently $100, for each meeting attended. Directors receive reimbursement for travel and other expenses incurred in connection with Board business.

     Nonemployee Directors of Sterling also receive grants of nonstatutory stock options pursuant to the 1992 Stock Option Plan (the "Plan"). Under the Plan: (a) each nonemployee Director serving at the adoption of the Plan received options to purchase 5,000 shares of Common Stock;
     (b) each nonemployee Director subsequently elected will receive options to purchase 2,000 shares of Common Stock; and (c) at each Annual Meeting of Shareholders, nonemployee Directors who have served as Directors for a period of at least one year and who will continue to serve as Directors immediately following such Annual Meeting will receive options to purchase 1,000 shares of Common Stock. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 25 percent cumulative annual installments beginning on the first anniversary of the date of grant and generally expire ten years from the date of grant. In the event that a Director is removed from office, all options granted to such Director pursuant to the automatic grants of nonstatutory stock options described above will expire immediately upon such removal. No automatic grants of nonstatutory stock options will be made in a given year if Sterling's Return on Equity and Return on Average Assets for the preceding year do not equal or exceed 12.0% and 0.70%, respectively.

     ATTENDANCE AT MEETINGS. The Board of Directors of Sterling held four meetings during the transition period. The Board of Directors of Sterling Savings held six meetings during the transition period. The Boards of Directors for all Sterling Savings subsidiaries held an aggregate of twenty meetings during the transition period. Aggregating for each incumbent Director (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which each Director served, each member of Sterling's Board of Directors attended more than 75% of such meetings. The total combined attendance at all meetings by the incumbent Directors was 95.83%.

     COMMITTEES OF THE BOARD OF DIRECTORS
     ------------------------------------
     The Board of Directors of Sterling has established standing Personnel and Audit Committees. The Board of Directors of Sterling Savings has established standing Personnel, Audit and Planning Committees. Neither Board has established a standing Nominating Committee.

     The Personnel Committees review and make recommendations to the Boards of Directors with respect to personnel policies which include, but are not limited to, officer and employee salaries and benefits. The Committees currently consist of Directors Larrabee (Chairman), Fugate and Meyers.

     The Audit Committees oversee Sterling's financial reporting process and internal controls. The Committees consult with the internal auditor, Sterling's independent auditors and management regarding internal accounting controls, the annual audit and regulatory examinations. The Committees currently consist of Directors Barnett (Chairman), Barnes, Meyers and Wallace.

     The Planning Committee identifies and monitors broad political, social and environmental trends which may affect Sterling Savings' activities and performance. The Committee consults with management on long-range plans and programs, and assists the Board of Directors in policy-making functions. The Committee currently consists of Directors Gilkey (Chairman), Barnes, Barnett, Larrabee, Wallace and Zuppe.

     EXECUTIVE OFFICERS
     ------------------
     In addition to Messrs. Gilkey, Zuppe and Barnes, the Executive Officers of Sterling and its subsidiaries are David P. Bobbitt, Daniel
     G. Byrne, Stephen L. Page, Heidi B. Stanley, John M. Harlow, Stanton
     C. Parrish and Thomas F. Sackmann. Each Executive Officer has held his or her present position for the past five years unless otherwise stated.

     David P. Bobbitt:
     -----------------
     Mr. Bobbitt, 49, serves as Senior Vice President-Community Banking of Sterling Savings. He joined Sterling Savings in March of 1996. Before joining Sterling Savings, Mr. Bobbitt was with West One Bank for 26 years. He is Past President of the Idaho Bankers Association, and serves as a Director of the Pacific Coast Banking School and of the Idaho Association of Commerce and Industry. He is an Advisory Director of the College of Business & Economics at the University of Idaho. He is a member of the Idaho Bankers Association Executive Council and the American Bankers Association Government Relations Council. Mr. Bobbitt is a graduate of North Idaho College, the Pacific Coast Banking School and Harvard University's Advanced Management Program.

     Daniel G. Byrne:
     ----------------
     Mr. Byrne, 42, has served as Chief Financial Officer, Senior Vice President-Finance, Treasurer and Assistant Secretary of Sterling since its inception and joined Sterling Savings in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST and Action Mortgage and the Secretary and Treasurer of Harbor Financial. Before joining Sterling, Mr. Byrne was on the staff of the accounting firm of Coopers & Lybrand in Spokane, Washington. Mr. Byrne is a certified public accountant and graduated from Gonzaga University in 1977.

     Stephen L. Page:
     ----------------
     Mr. Page, 48, serves as Senior Vice President-Credit Management of Sterling Savings. He joined Sterling Savings in 1983. Prior to 1983, Mr. Page was employed by Kiemle and Hagood Company of Spokane, Washington as a Property Management Leasing Officer. Mr. Page graduated from the University of Utah in 1970 and received a Master of Business Administration degree from the University of New Mexico in 1973.

     Heidi B. Stanley:
     -----------------
     Ms. Stanley, 40, serves as Senior Vice President-Corporate
     Administration of Sterling Savings. She joined Sterling Savings in 1985. Ms. Stanley was formerly employed as a national college recruiter by IBM in San Francisco, California, and Tucson, Arizona. Ms. Stanley graduated from Washington State University in 1979 with a degree in Business Administration.

     John M. Harlow:
     ---------------
     Mr. Harlow, 54, serves as Vice President of Sterling Savings and President and Director of INTERVEST. He joined Sterling Savings in 1987. Mr. Harlow was formerly the President of the Mortgage Banking Division of Moore Financial Services of Portland, Oregon, a mortgage-banking subsidiary of West One Bancorp, and Senior Vice President of Income Property Lending for Bancshares Mortgage Company of Spokane, Washington. Mr. Harlow was also a Vice President/Regional Manager for I.D.S. Mortgage Company in Northern California. He graduated from the University of Illinois in 1965 and is a Certified Mortgage Banker.

     Stanton C. Parrish:
     -------------------
     Mr. Parrish, 46, serves as Vice President of Sterling Savings and President and Director of Harbor Financial. He joined Sterling Savings in 1983. Prior to 1983, Mr. Parrish was employed by Western Savings Association of Portland, Oregon. Mr. Parrish is a 1972 graduate of Washington State University.

     Thomas F. Sackmann:
     -------------------
     Mr. Sackmann, 44, serves as Vice President of Sterling Savings and President and Director of Action Mortgage. He joined Sterling Savings in 1988. Mr. Sackmann was formerly Executive Vice President and Chief Operating Officer of Moore Financial Services of Boise, Idaho, a mortgage-banking subsidiary of West One Bancorp, and was responsible for residential lending. Mr. Sackmann is a 1973 graduate of Linfield College and a 1976 graduate of the University of Washington School of Law.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of December 31, 1996, information about the only known beneficial owners of more than five percent of Sterling's Common Stock.

     Name and Address                     Amount and Nature of    Percent
     of Beneficial Owner                  Beneficial Ownership    of Class
     ----------------------------------   --------------------    --------
     Heartland Advisors, Inc.(1)                381,500             6.89
     790 North Milwaukee Street
     Milwaukee, WI  53202

     Westport Asset Management, Inc.(2)         500,500             9.04
     253 Riverside Avenue
     Westport, CT  06880-4816


     Footnotes:
     ----------
     (1) Based on information provided by Heartland Advisors, Inc., which states that it has sole dispositive power as to 381,500 shares and sole voting power as to 380,400 shares.

     (2) Based on information provided by Westport Asset Management, Inc., which states that it has shared dispositive power as to 500,500 shares and shared voting power as to 500,500 shares.

     The following table sets forth, as of January 31, 1997, information concerning the beneficial ownership of Sterling Common Stock by each Director and Executive Officer named in the Summary Compensation Table, and by all Directors and Executive Officers as a group.

                                 Amount and Nature          Percent
     Name of Beneficial Owner    of Beneficial Ownership    of Class
     ------------------------    -----------------------    --------
     Ned M. Barnes                      24,656 (1)              *
     Rodney W. Barnett                  21,239 (2)              *
     James P. Fugate                     9,998 (3)              *
     Harold B. Gilkey                  138,438 (4)            2.58
     John M. Harlow                     22,499 (5)              *
     Robert D. Larrabee                 17,280 (3)              *
     Robert E. Meyers                   32,535 (3)              *
     Thomas F. Sackmann                 16,750 (6)              *
     David O. Wallace                   11,791 (7)              *
     William W. Zuppe                   69,984 (8)            1.30

     All Directors and
     Executive Officers as a
     group (15 persons)                473,686 (9)            8.55
     -------
     *Less than 1%

     Footnotes:
     ----------
     (1) Includes 987 shares as to which Mr. Barnes has shared voting and investment power, 14,726 shares held in a self-directed profit-sharing plan and 6,250 shares issuable pursuant to stock options exercisable within 60 days. Excludes 1,331 shares owned by the law firm of which Mr. Barnes is a principal, as to which shares Mr. Barnes disclaims beneficial ownership.

     (2) Includes 5,898 shares owned by a profit-sharing plan, of which Mr. Barnett is the principal administrator and as to which shares he disclaims beneficial ownership, and 6,250 shares issuable pursuant to stock options exercisable within 60 days.

     (3) Includes 6,250 shares issuable to this Director pursuant to stock options exercisable within 60 days. Excludes 217,142 shares held by Sterling's Deferred Compensation Plan, which is administered by Sterling's Personnel Committee of which this Director is a member. This Director disclaims beneficial ownership of these shares.

     (4) Includes 42,000 shares issuable pursuant to stock options exercisable within 60 days and 5,347 shares held for Mr. Gilkey's individual account under the Sterling Savings Association Employee Savings Plan (the "Savings Plan"). Excludes 93,361 shares held by Sterling's Deferred Compensation Plan and 2,930 shares (as of December 31, 1996) held by the Savings Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

     (5) Includes 18,000 shares issuable pursuant to stock options exercisable within 60 days. Excludes 13,216 shares held by Sterling's Deferred Compensation Plan and 1,407 shares (as of December 31, 1996) held by the Savings Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

     (6) Includes 13,000 shares issuable pursuant to stock options exercisable within 60 days. Excludes 12,922 shares held by Sterling's Deferred Compensation Plan and 999 shares (as of December 31, 1996) held by the Savings Plan for the benefit of Mr. Sackmann, as to which shares Mr. Sackmann disclaims beneficial ownership.

     (7) Includes 6,250 shares issuable pursuant to stock options exercisable within 60 days.

     (8) Includes 48,922 shares issuable pursuant to stock options exercisable within 60 days and 3,058 shares held for Mr. Zuppe's individual account under the Savings Plan. Excludes 64,083 shares held by Sterling's Deferred Compensation Plan and 2,673 shares (as of December 31, 1996) held by the Savings Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

     (9) Includes 220,422 shares issuable pursuant to stock options exercisable within 60 days and 17,400 shares held in individual accounts under the Savings Plan. Excludes 215,025 shares held by Sterling's Deferred Compensation Plan and 12,835 shares (as of December 31, 1996) held by the Savings Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.


              PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     COMPENSATION PHILOSOPHY
     -----------------------
     Sterling seeks to promote a strong pay-for-performance culture by aligning compensation with Sterling's performance. Sterling's Board of Directors believes that compensation should:

     - relate to the value created for Shareholders by being directly tied to the financial performance and condition of Sterling and each Executive Officer's contribution thereto;

     - reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

     - help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

     - reflect the qualifications, skills, experience and responsibilities of each Executive Officer.

     The Personnel Committee, which is composed of three nonemployee Directors, administers the compensation of the Chief Executive Officer (the "CEO") and the other Executive Officers of Sterling and its subsidiaries ("Executive Officers"), subject to review and appropriate approval of Sterling's Board of Directors.

     In determining executive compensation, Sterling uses peer group comparisons as part of its overall analysis. The Personnel Committee believes that companies operating in the banking and financial services industries are appropriate to include in its compensation analysis. Additionally, the Personnel Committee is advised from time to time by outside compensation consultants on its compensation policies.

     Several factors are used to measure the performance of Sterling and its Executive Officers. In order to measure corporate financial and operating results, the Personnel Committee examines Sterling's (1) return on equity and (2) reported earnings per share as compared to the performance of peers. Individual performance measures are both quantifiable and non-quantifiable and are designed to be reasonably attainable, under the immediate influence of the executive and related to the success of the individual.

     COMPONENTS OF COMPENSATION
     --------------------------
     At present, the executive compensation program is comprised of base salary, annual cash incentive compensation, long-term compensation in the form of deferred compensation and stock options and benefits typically offered to executives of similar corporations.

     BASE SALARY. In establishing the base salaries of the CEO and the other Executive Officers, the Personnel Committee examines competitive peer group surveys and data in order to determine whether compensation is competitive with that offered by other companies in the banking and financial services industries. The Personnel Committee looks primarily at companies which are similar in terms of their size and the complexity of their operations. The Personnel Committee also takes into account Sterling's financial and operating performance as compared with the industry as a whole and considers the diverse skills required of its executive management to expand its operations while maintaining good performance. In addition, the Personnel Committee considers the particular executive's performance, responsibilities, qualifications and experience in the banking industry.

     ANNUAL CASH INCENTIVE COMPENSATION. Sterling maintains an Annual Cash Incentive Compensation Program. The annual component of this plan is intended to encourage and reward the achievement of (1) growth in Sterling's reported earnings, and (2) targeted returns on equity. These criteria are deemed by the Personnel Committee to be critical to increasing Shareholder value. The plan is also designed to assist in the attraction and retention of qualified employees, to further link the financial interests and objectives of employees with those of Sterling, and to foster accountability and teamwork throughout Sterling.

     DEFERRED COMPENSATION PLAN. The Deferred Compensation Plan component of the overall compensation plan is intended to link compensation to the long-term performance of Sterling and to provide a strong incentive for increasing Shareholder value. Since July 1, 1984, Sterling has maintained a nonqualified Deferred Compensation Plan.
     The Personnel Committee may, as it has done in the past, choose additional participants from a group of management employees. As of January 31, 1997, there were ten participants in the Deferred Compensation Plan. Contributions to the Plan for each given year are determined by the Board following recommendations by the Personnel Committee. Contributions to the accounts maintained for Mr. Gilkey and Mr. Zuppe are allocated in accordance with their respective employment agreements, unless such contributions are waived. Accounts are credited with interest each year at the applicable rate for that year. Participants vest in an additional 10% of their benefit under the Plan for each year of service with Sterling, with full vesting after ten years of service and upon death or disability or retirement at or after age 60. Payment of an account may be in a lump sum or in installments as determined by the Personnel Committee and installments may be accelerated by the Committee. Payment must be commenced within one year of the termination of the participant's employment with Sterling.

     STOCK OPTION PLANS. The Personnel Committee believes that the Stock Option Plans provide a link between the achievement of challenging financial goals and a competitive incentive opportunity. The purpose of the Plans is to encourage the ownership of Common Stock by employees, attract and retain qualified employees, develop and maintain strong management and employee loyalty and to give suitable recognition to employees' material contributions to Sterling's success.

     COMPENSATION OF CEO
     -------------------
     During the transition period, the compensation of the CEO was based on the general principles of the executive compensation program and on the CEO's Employment Agreement. In determining the salary and other forms of compensation for the Chairman of the Board and CEO, Mr. Gilkey, the Personnel Committee took into consideration Mr. Gilkey's substantial experience and standing in the industry in general and with Sterling in particular. The Personnel Committee also considered the increased responsibilities for Mr. Gilkey as a result of Sterling's diversification and growth in recent years. The Personnel Committee believes that Mr. Gilkey's transition period compensation as Chief Executive Officer appropriately reflects Sterling's performance during the transition period and his contributions to that performance.

     PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     --------------------------------------------------------
     During the transition period, there were no "interlocking" or cross-board memberships, which are required to be disclosed under SEC rules.

     For a general description of transactions and relationships Directors and Executive Officers and their associates may have had with Sterling and its affiliates during the year, see "Interest of Directors and Executive Officers in Certain Transactions."

                Submitted on behalf of the Personnel Committee:
                -----------------------------------------------
                          Robert D. Larrabee, Chairman
                                James P. Fugate
                                 Robert Meyers

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation received from Sterling by each of the named Executive Officers for services in all capacities to Sterling and its subsidiaries for the last three years and the transition period.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                       Annual Compensation                                Compensation
                                       -------------------------------------------------  ---------------------
                                       Fiscal                              Other Annual   Securities Underlying   All Other
    Name and Principal Position        Year (1)   Salary ($)   Bonus ($)   Comp. ($) (2)  Options (#)             Comp. ($) (3)
    --------------------------------   --------   ----------   ---------   -------------  ---------------------   -------------
    Harold B. Gilkey, Chairman and     1996.5      120,000           0         15,934             7,000              42,952
      CEO of Sterling                  1996        240,000           0         54,774            36,000              86,789
                                       1995        228,000           0         27,747             6,000              78,816
                                       1994        192,000      58,000         25,078            10,000              63,712

    William W. Zuppe, President and    1996.5       90,000           0         15,106             6,000              31,284
      COO of Sterling                  1996        180,000           0         60,258            31,000              37,478
                                       1995        168,000           0         24,567             6,000              48,522
                                       1994        144,000      72,000         22,000            10,000              39,155

    John M. Harlow, Vice President     1996.5       78,000      25,000           N/A              5,000               7,845
      of Sterling Savings; President   1996        144,000      25,000           N/A             23,000              13,903
      of INTERVEST                     1995        132,000      40,000           N/A              5,000              15,450
                                       1994        108,000      20,000           N/A              5,000              12,060

    Thomas F. Sackmann, Vice           1996.5       69,000           0           N/A              2,500               7,755
      President of Sterling Savings;   1996        132,000           0           N/A             13,000              14,310
      President of Action Mortgage     1995        132,000           0           N/A              5,000              13,320
                                       1994        120,000      60,000           N/A              5,000              13,310

      Footnotes:
     ----------
     (1) The transition period is identified as Fiscal Year 1996.5 for purposes of this Table.

     (2) No compensation amounts are provided where the aggregate amounts of perquisites and other personal benefits do not exceed the lesser of either $50,000 or 10% of the total of such officer's annual salary and bonus. Amounts shown for 1996.5 include Director's fees of $9,000 and auto allowances of $4,200 each for Messrs. Gilkey and Zuppe, and club dues of $2,734 and $1,906 for Messrs. Gilkey and Zuppe, respectively.

     (3) Includes transition period vesting of amounts in the Deferred Compensation Plan, matching contributions under Sterling Savings' Employee Savings Plan and the value (as projected on an actuarial basis pursuant to I.R.C. Rev. Rul. 55-747 ("PS 58")) of the premium for life insurance coverage provided for Messrs. Gilkey and Zuppe. Aggregate contributions to the Deferred Compensation Plan during the transition period and fiscal years 1996, 1995 and 1994 for the named officers were $72,000, $280,000, $290,000 and
          $241,000 respectively.


     EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
     --------------------------------------
     Sterling has entered into employment agreements (the "Agreements") with Messrs. Gilkey and Zuppe, which provide for an annual fixed minimum salary of $240,000 to Mr. Gilkey and $180,000 to Mr. Zuppe. Additionally, the Agreements provide for incentive bonuses, non-qualified deferred compensation, stock options, certain perquisites, split-dollar life insurance policies and rights to participate in other benefit programs offered or maintained by Sterling. On July 1, 1995, the effective date of the Agreements, Sterling granted to Messrs. Gilkey and Zuppe, respectively, 20,000 and 15,000 nonstatutory options under Sterling's 1992 Stock Option Plan. The Agreements expire on June 30, 2000 and will then be automatically extended to Mr. Gilkey's 65th birthday and for an additional 5 years for Mr. Zuppe, unless Sterling gives written notice of non-renewal prior to December 31, 1999.

     The Agreements provide for the payment of certain severance benefits to Messrs. Gilkey and Zuppe upon termination of their employment by Sterling without cause or following a constructive discharge, a notice of non-renewal or their permanent disability. Pursuant to these provisions, Mr. Gilkey and Mr. Zuppe would be entitled to receive their base salary in effect at the time of termination until the expiration of their Agreements or for a three-year period, whichever period were longer. In the event Messrs. Gilkey or Zuppe were discharged within eighteen months following a change in control of Sterling, they would be entitled to their base salaries and incentive bonuses, at the highest annual rates during their employment, for a three-year period. In addition, earned but unpaid base salary and incentive bonus amounts and amounts held for Messrs. Gilkey and Zuppe in the Deferred Compensation Plan as of the date of termination would be paid in full. Group hospitalization, health, dental care, life or other insurance, including travel, accident and disability insurance and the perquisites set forth in the Agreements would continue through the end of the applicable period. The options granted pursuant to the Agreements would become fully exercisable during the applicable period. In the event any payments received by Messrs. Gilkey and Zuppe in connection with a change in control were subject to the excise tax imposed upon certain change in control payments under Federal tax laws, the Agreements provide for an additional payment sufficient to restore each executive to the same after-tax position the executive would have been in if the excise tax had not been imposed.

     Sterling is the plaintiff in a lawsuit which is pending in the United States Court of Federal Claims (the "Lawsuit"). The Lawsuit is an action for damages arising out of the government's breach of its contracts with Sterling in connection with Sterling's past acquisitions of certain troubled thrift associations. In the event that a settlement or judgment amount is received by Sterling as a result of the Lawsuit, Messrs. Gilkey and Zuppe are entitled by the terms of the Agreements to receive three percent and two percent, respectively, of the gross amount received, in recognition of their substantial contribution in bringing about the settlement or judgment. This provision is intended to survive the termination of the Agreements.

     The following tables set forth information with respect to stock options ("options") granted to and exercised by the Chief Executive Officer of Sterling and the next four most highly compensated Executive Officers during the transition period.

                       OPTION GRANTS IN TRANSITION PERIOD

                                                                                                   Potential Realizable
                            Individual Grants                                                      Value at Assumed
                            -------------------------------------------------------------------    Annual Rates of Stock
                            Number of          % of Total                                          Price Appreciation
                            of Securities      Options Granted      Exercise                       for Option Term
                            Underlying         to Employees in      or Base Price    Expiration    ---------------------
      Name                  Options Granted    Transition Period    ($/Sh) (1)       Date (2)      5% ($)         10% ($)
      ------------------    ---------------    -----------------    -------------    ----------    --------      --------
      Harold B. Gilkey           7,000               14.58              14.00         12/16/06      61,630       156,186

      William W. Zuppe           6,000               12.50              14.00         12/16/06      52,825       133,873

      John M. Harlow             4,000                8.33              14.00          2/28/05      30,874        76,044
                                 1,000                2.08              14.00          2/28/06       8,804        22,312

      Thomas F. Sackmann         2,500                5.21              14.00          2/28/04      16,710        40,025


      Footnotes:

     (1) The Exercise or Base Price is the fair market value of the Common Stock on the date of grant as listed on the Nasdaq National Market, as adjusted for Stock Dividends declared and/or paid.

     (2) Due to the change in fiscal year from June 30 to December 31, the expiration dates for Messrs. Harlow and Sackmann were extended from 8/30 to 2/28, by resolution of the Board of Directors.

              AGGREGATED OPTION EXERCISES IN TRANSITION PERIOD AND
                             YEAR-END OPTION VALUES

                                                               Number of Securities             Value of Unexercised
                                                               Underlying Unexercised           In-the-Money
                                                               Options at Year End              Options at Year End ($) (1)
                            Shares Acquired    Value           -----------------------------    -----------------------------
      Name                  on Exercise (#)    Realized ($)    Exercisable     Unexercisable    Exercisable     Unexercisable
      -------------------   ---------------    ------------    -----------     -------------    -----------     -------------

      Harold B. Gilkey               0                0           42,000           17,000         119,114                0

      William W. Zuppe               0                0           48,922           16,000         201,710                0

      John M. Harlow             1,000            6,945           18,000           20,000          56,334                0

      Thomas F. Sackmann             0                0           13,000           12,500          46,296                0



      Footnotes:

     (1)  Values are adjusted for Stock Dividends declared and/or paid.


                          SHAREHOLDER RETURN COMPARISON

     The following table sets forth a five-year comparison of total Shareholder return on the Common Stock of Sterling to the Nasdaq National Stock Index (US Companies) and Nasdaq Financial Stock Index consisting of all financial companies listed under SIC codes 60 through 67. The table assumes an investment of $100 on December 31, 1991 and the reinvestment of all dividends.

     THE STOCK PRICE PERFORMANCE SHOWN ON THE FOLLOWING TABLE IS PROVIDED AS OF YEAR-END AND MAY NOT BE INDICATIVE OF CURRENT STOCK PRICE LEVELS OR FUTURE STOCK PRICE PERFORMANCE.

             COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURNS (1)

                                           Index Value at December 31,
                                           --------------------------------------------
                                           1996    1995    1994    1993    1992    1991
                                           ----    ----    ----    ----    ----    ----
      Sterling Stock                       $233    $217    $162    $179    $137    $100
      NASDAQ Financial Stock Index          311     243     167     166     143     100
      NASDAQ Stock Market (U.S.) Index      223     179     138     132     110     100

      Footnote:
      ---------
      (1) Total returns assume reinvestment of all dividends.


                    PROPOSAL 2:  RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. to serve as independent auditors for Sterling and its subsidiaries for the year ending December 31, 1997, and any interim periods, subject to ratification by the Shareholders at the Meeting. Coopers & Lybrand L.L.P. has advised Sterling that it will have in attendance at the Meeting one or more representatives who will be available to respond to appropriate questions presented at the Meeting. Such representatives will be given an opportunity to make a statement at the Meeting if they desire to do so. If the appointment of Coopers & Lybrand L.L.P. is not ratified by the required number of votes, the Board will reconsider its selection of independent auditors for 1997.

               The Board of Directors recommends that Shareholders
                              vote "FOR" Proposal 2


                                  OTHER MATTERS

     Sterling knows of no other business that will be presented for consideration at the Meeting other than those items set forth herein. The enclosed Proxy, however, confers discretionary authority to the Proxy agents to vote with respect to matters which may be presented at the Meeting, including the election of any person as a Director in the event a nominee of the Board of Directors of Sterling is unable to serve. If any such matters come before the Meeting, the Proxy agents will vote according to their own judgment.

                   INTEREST OF DIRECTORS, OFFICERS AND OTHERS
                            IN CERTAIN TRANSACTIONS

     Certain of the Directors and Executive Officers of Sterling and its subsidiaries were customers of, and had transactions with Sterling Savings during the transition period. In addition, certain Directors and Executive Officers are officers, directors or Shareholders of corporations or members of partnerships which were customers of or had transactions with Sterling Savings during the transition period. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. The law firm of Witherspoon, Kelley, Davenport & Toole, P.S., of which Ned M. Barnes is a principal, received $389,191 during the transition period for legal services rendered to Sterling and its subsidiaries, exclusive of amounts paid by customers.


                              INDEPENDENT AUDITORS

     Sterling's independent public accountant for the recently completed transition period, Coopers & Lybrand L.L.P., has advised Sterling that it will have a representative at the Meeting. The representative will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. As described under "Proposal 2: Ratification of Appointment of Independent Auditors," the Audit Committee has recommended and the Board of Directors has approved, subject to ratification at the Meeting, appointment of Coopers & Lybrand L.L.P. as the independent public accountants for the year ending December 31, 1997 and any interim periods.


                             SHAREHOLDER PROPOSALS

     It is presently anticipated that the next Annual Meeting of Shareholders of Sterling will be held on Tuesday, April 28, 1998. In order for any Shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the 1998 Annual Meeting of Shareholders, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling's corporate offices by November 18, 1997.


                   SECTION 16 OF THE SECURITIES EXCHANGE ACT

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling's Directors, Executive Officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling's securities, and any changes in that ownership, to the SEC. Based solely upon written representations from certain reporting persons, Sterling believes that during the transition period, such filing requirements were complied with.

                                 ANNUAL REPORTS

     Shareholders are being sent a copy of Sterling's Annual Report to Shareholders for the transition period, July 1, 1996 through December 31, 1996, which includes Sterling's Annual Report on Form 10-K, as filed with the SEC for the transition period ended December 31, 1996. A copy of the Annual Report will be furnished without charge to Shareholders upon written request to Daniel G. Byrne, Senior Vice President and Chief Financial Officer, 111 North Wall Street, Spokane, Washington, 99201.